Exhibit 99.1

AUTOBYTEL REPORTS 2009 THIRD QUARTER FINANCIAL RESULTS

• Cash position remains strong
· Operating costs decrease 50% year-over-year, 7% sequentially
· Web traffic and lead conversion up

IRVINE, Calif. – October 22, 2009 – Autobytel Inc. (Nasdaq: ABTL), a leading automotive marketing services company, today announced financial results for the third quarter ended September 30, 2009.

The company reported a net loss of $799,000, or $0.02 per share, for the 2009 third quarter, which included approximately $642,000 of income from discontinued operations, primarily related to the release of funds from the escrow account which was established pursuant to the sale of the company’s AVV business in January 2008, as well as tax benefits.  In the 2009 second quarter, the net loss was $251,000, or $0.01 per share, which included $1.3 million of income from discontinued operations.  For the same period last year, the net loss was $5.6 million, or $0.13 per share.

The company’s reported loss from continuing operations was $1.4 million for the 2009 third quarter.  In the 2009 second quarter, loss from continuing operations was $1.5 million, and for the third quarter last year, loss from continuing operations was $5.8 million.

Revenue for the 2009 third quarter of $13.4 million was flat with the 2009 second quarter, and was down from $17.3 million for the same period last year.  Auto lead referral revenue was up approximately 2% from the second quarter 2009.  For the same period last year auto lead referral revenue declined approximately 25%, reflecting continued weakness in the general economy and automotive sector.  Advertising revenue remained relatively stable at $1.6 million for the 2009 third quarter and for the same period last year.

“While the US Government sponsored ”Cash-for-Clunkers” incentive program was a real boon to auto manufacturers and dealers, it was somewhat of a mixed blessing for Autobytel,” said Jeffrey Coats, Autobytel’s President and Chief Executive Officer.  “Although we experienced increased Leads delivered per dealer as a result of the program during the third quarter, overall dealer demand for Leads decreased, as certain dealers felt they had sufficient volume of customers through increased on-line and showroom traffic.

In our continued efforts to provide innovation, in September we began rolling out new Lead products designed to better meet the needs of our large dealer customers.  Additionally, during the third quarter we significantly ramped our search engine marketing efforts and implemented several website improvements which resulted in a 30% sequential increase in page views and a 300% increase in organic leads compared to the beginning of the year.”

Gross profit margin for the 2009 third quarter was 35.5%, up from 32.9% in the 2009 second quarter, primarily resulting from the curtailment of retail auto lead promotions, a decrease in auto lead supply costs and recent increases in direct-to-site lead generation from the company’s owned web sites which carry better margins than leads acquired from third parties.  In the 2008 third quarter, gross profit margin was 35.7%.

Total operating expenses for the third quarter of 2009 decreased by approximately 7% to $6.2 million from $6.6 million in the 2009 second quarter.  In the third quarter of 2008 operating expenses were $12.2 million (which included $1.8 million of severance expense).

Operating expenses as a percentage of total net revenue were 46% in the third quarter of 2009, compared with 49% in the second quarter of 2009, and 71% for the third quarter of 2008.

Cash and cash equivalents totaled $25.2 million at September 30, 2009, down from $26.8 million at June 30, 2009 and $27.4 million at December 31, 2008.  Autobytel’s balance sheet remains debt free.

“By managing our costs effectively, we have maintained a strong and flexible capital structure which has allowed us to judiciously reinvest in our business and continued to bring value added services to our manufacturer and dealer customers.  Further, we believe we are well positioned to take advantage of stabilization in the automotive market and to capture new opportunities to build our business,” said Mr. Coats.

Conference Call
Autobytel management will host a conference call today at 5 p.m. ET/2 p.m. PT to discuss its 2009 third quarter financial results.  The conference call will be available to all interested parties through a live webcast at www.autobytel.com (click on “Investor Relations” and then click on “Conference Calls”). Slides that will be referenced in the call will be available on the website.  Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software.  For those unable to listen to the live broadcast, the call will be archived for one year on Autobytel’s website.  A telephone replay of the call will also be available through October 28, 2009 by dialing 800-642-1687 (domestic) or 706-645-9291 (international) and entering conference ID 35120681.

About Autobytel Inc.
Autobytel Inc. is an automotive marketing services company that assists automotive dealers and manufacturers sell cars and light trucks.  By connecting consumers to automotive dealers and manufacturers through internet lead referral programs and on-line advertising, the Company provides automotive dealers and manufacturers with opportunities to efficiently market their vehicles to potential customers.  The Company purchases from third party sites and generates from its owned websites consumer internet requests, or "leads," for pricing and availability for new and used vehicles as well as for vehicle financing.  The Company sells leads primarily to its automotive dealer and manufacturer customers.  Leads are purchased from a network of supplier websites.  The Company owns consumer-facing automotive websites, including Autobytel.com(R), Autoweb.com(R), AutoSite.com(R), Car.comsm, CarSmart.com(R), CarTV.com(R), and MyRide.com(R), that provide consumers with information and tools to aid them with their automotive purchase decisions.  In addition to advertising opportunities on its owned websites, the Company provides advertising opportunities for automotive manufacturers and other automotive advertisers through the Company's marketing network, which includes the automotive sections of third party co-branded websites operated by the Company and the Company's AutoReachsm advertising network.

Forward-Looking Statement Disclaimer
The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws.  These forward-looking statements are not guarantees of future performance and involve certain assumptions and certain risks and uncertainties that are difficult to predict.  Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements.  Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the financial condition of automobile manufacturers and dealers, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure of new products and services to meet expectations, failure to retain key employees or attract and integrate new employees, that actual costs and expenses exceed the charges taken by Autobytel, changes in laws and regulations, costs of legal matters, including, defending lawsuits and undertaking investigations and related matters, and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission.  Investors are strongly encouraged to review the Annual Report on Form 10-K for the year ended December 31, 2008 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the stock.

# # #

(Financial tables follow)
Contact:

Crystal Hartwell, Investor and media relations
949.437.4755
crystalh@autobytel.com

PondelWilkinson Inc., Investor relations
Roger Pondel/Laurie Berman
310.279.5980
investor@pondel.com

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per-share data)

	September 30,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$ 25,239	$ 27,393
Accounts receivable, net of allowances for bad debts and customer credits of $1,294 and $1,277, at September 30, 2009 and December 31, 2008, respectively	8,802	10,047
Prepaid expenses and other current assets	744	1,378
Total current assets	34,785	38,818
Property and equipment, net	1,348	2,421
Investment and other assets	130	763
Total assets	$ 36,263	$ 42,002

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$ 2,917	$ 3,579
Accrued expenses and other current liabilities	3,652	6,432
Deferred revenues	794	1,835
Total current liabilities	7,363	11,846
Non-current liabilities	108	181
Total liabilities	7,471	12,027

Commitements and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	-	-
Common stock, $0.001 par value; 200,000,000 shares authorized;
45,184,679 and 45,219,679 shares issued and outstanding, as of September 30, 2009 and December 31, 2008, respectively	45	45
Additional paid-in capital	301,512	300,720
Unrealized gain from investment	-	568
Accumulated deficit	(272,765)	(271,358)
Total stockholders' equity	28,792	29,975
Total liabilities and stockholders' equity	$ 36,263	$ 42,002

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Amounts in thousands, except per-share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2009	2008	2009	2008

Net revenues:
Lead fees	$ 11,695	$ 15,571	$ 35,431	$ 50,910
Advertising	1,627	1,640	5,100	5,906
Other revenues	32	59	138	137
Total net revenues	13,354	17,270	40,669	56,953
Cost of revenues (excludes depreciation of $225 and $318 for the three months ended September 30, 2009 and 2008, respectively and $859 and $1,102 for the nine months ended September 30 2009 and 2008, respectively)	8,614	11,107	26,523	37,146
Gross profit	4,740	6,163	14,146	19,807

Operating expenses
Sales and marketing	2,387	4,001	7,568	13,516
Technology support	1,357	3,651	4,044	11,924
General and administrative	2,409	4,593	9,495	15,328
Patent litigation settlement	(2)	-	(2,848)	(2,667)
Goodwill impairment	-	-	-	52,074
Total operating expenses	6,151	12,245	18,259	90,175
Operating loss	(1,411)	(6,082)	(4,113)	(70,368)
Interest and other income	94	271	915	1,116
Provision for income taxes	124	-	124	-
Loss from continuing operations	(1,441)	(5,811)	(3,322)	(69,252)
Discontinued operations, net	642	184	1,915	4,390
Net loss	$ (799)	$ (5,627)	$ (1,407)	$ (64,862)

Basic and diluted loss per common share:
Loss from continuing operations	$ (0.03)	$ (0.13)	$ (0.07)	$ (1.57)
Discontinued operations, net	0.01	-	$ 0.04	0.10
Basic loss per common share	$ (0.02)	$ (0.13)	$ (0.03)	$ (1.47)

Comprehensive loss
Net loss	$ (799)	$ (5,627)	$ (1,407)	$ (64,862)
Unrealized gain (loss) from investment	-	33	-	(6)
Comprehensive loss	$ (799)	$ (5,594)	$ (1,407)	$ (64,868)

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